Exhibit (h)(1)

PRIVATE PLACEMENT AGENT AGREEMENT

THIS AGREEMENT made as of this 26th day of April, 2021, by and among Forum CRE Income Fund, a Delaware statutory trust (the ”Fund”), Forum Capital Advisors, LLC, a Delaware limited liability company, the investment adviser to the Fund with its principal office and place of business at 240 Saint Paul Street, Suite 400, Denver, CO 80206 (the “Investment Adviser”), and Foreside Fund Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 (“Placement Agent”).

WHEREAS, the Fund has been registered as a non-diversified closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, shares of beneficial interest in the Fund (“Shares”) have not been registered under the Securities Act of 1933 (as amended, the “Act”) and it is intended that Shares shall not be required to be registered under the Act by virtue of the exemption afforded by Section 4(2) thereof and Rule 506 under Regulation D thereunder;

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the private placement memorandum of the Fund including the statement of additional information (as amended or supplemented from time to time, the “Offering Memorandum”);

WHEREAS, the Investment Adviser and the Fund desire to retain Placement Agent to advise, consult with and assist the Fund with the private placement of Shares; and

WHEREAS, this Agreement sets forth the terms and conditions upon which Placement Agent will serve as private placement agent for the Fund;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

section 1. OFFERING OF ShareS; placement agent’S DUTIES

(a) Placement Agent is hereby authorized to act as agent of the Fund for the placement of the Shares during the term of this Agreement and subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the laws governing the sale of securities in the various states (the “Blue Sky Laws”). Notwithstanding anything to the contrary in this Agreement, only officers or employees of the Investment Adviser (“Adviser Reps”) shall solicit potential investors, distribute marketing materials, subscription and other materials to potential investors, or otherwise service or assist in the offering of the Shares during the term of this Agreement. The Adviser Reps shall identify U.S.-domiciled “Institutional Investors” (as defined in Section 2211(a)(3) of the Rules of the Financial Industry Regulatory Authority (“FINRA”)) and certain qualified investors, who are “U.S. Persons” (as defined in Rule 902(k) under the Act), “accredited investors” (as defined in Rule 501(a) under the Act), and meet other eligibility standards set forth in the Offering Memorandum, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, “Eligible Investors”). The provisions of this paragraph do not obligate Placement Agent to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Placement Agent to sell any particular number of Shares.

(b) Subject to applicable law, the Placement Agent may, with the prior consent of the Fund, and shall, at the request of the Fund, enter into agreements (“Sub-Placement Agent Agreements”) with such qualified broker-dealers and other financial intermediaries as the Fund may select (each a “Financial Intermediary” and collectively, “Financial Intermediaries”). The form of any dealer agreement shall be approved by the Fund (“Standard Dealer Agreement”). The Placement Agent shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) Placement Agent has received a payment from the Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan has been approved by the Fund’s Board. The Placement Agent shall use commercially reasonable efforts to include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for repurchase within seven business days after the date of confirmation of such purchases

(c) The Placement Agent shall devote its best efforts to effect sales of Shares of the Fund, but shall not be required to raise any minimum amount of funds, in connection with its services hereunder.

(d) The Placement Agent agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and, if required by law and/or regulation, shall file with appropriate regulators such advertising materials and sales literature. The Placement Agent agrees to furnish to the Client any comments provided by regulators with respect to such materials.

(e) This Agreement shall not be deemed to restrict or limit the ability of the Placement Agent and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services so long as the Placement Agent’s services under this Agreement are not impaired thereby.

(f) All subscriptions for Shares shall be made through Financial Intermediaries or Adviser Reps and directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Offering Memorandum. The Fund shall give notice of such determination to the individual subscriber and the Sub-Placement Agent responsible for the subscription. No interest will be paid to subscribers on rejected subscriptions.

(g) The Placement Agent shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Shares under any subscription is not consummated due to any action or omission of the subscriber, the Fund, the Financial Intermediaries, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Placement Agent. The Placement Agent shall not have any obligation to purchase any of the Shares as principal under any circumstances.

(h) Placement Agent agrees that it will not conduct, and will not authorize or permit any Financial Intermediary to conduct, a general solicitation or general advertising (as such terms are defined in Regulation D) with respect to the Shares.

(i) The activities that are conducted by Placement Agent with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Offering Memorandum, applicable laws and regulations, and the terms of this Agreement. Placement Agent will require each Financial Intermediary to ensure that prospective Eligible Investors are required to execute and deliver a Subscription Agreement to the Fund in connection with their initial subscription for Shares. The Fund shall furnish copies of the Offering Memorandum and the Subscription Agreement to the Financial Intermediaries in reasonable quantities upon request.

(j) Placement Agent shall permit Financial Intermediaries to offer the Shares only to Eligible Investors only in jurisdictions in which the Fund is permitted to offer its Shares, provided that the Fund or the Investment Adviser has provided Placement Agent in advance with a list of jurisdictions in which such offering may not be made.

(k) Placement Agent shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any distribution fee or shareholder servicing fee payments received by the Placement Agent, if any.

section 2. COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(a) With respect to their respective activities under this Agreement, Placement Agent and the Fund each agree that it will comply with the applicable requirements of (i) the Act (including Regulation D), (ii) the 1940 Act, (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made and (v) with respect to Placement Agent, with all applicable rules and regulations of FINRA. In connection with the foregoing, Placement Agent agrees to comply with such procedures as may be necessary in order that no act or omission to act by Placement Agent in connection with the Fund’s offering of Shares shall cause to become unavailable the exemption from registration of the Shares under the Act provided by Section 4(2) thereof and Rule 506 of Regulation D thereunder.

Placement Agent acknowledges and agrees that it is not authorized to give any information or make any representation other than those contained in (i) the Offering Memorandum or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the placement of Shares (all such materials except the Offering Memorandum being collectively referred to as “Related Offering Materials”).

(b) Shares in the Fund will be offered on a private placement basis to Eligible Investors only.

(c) The Fund shall prepare the Offering Memorandum and the application for Shares to be used in connection with all subscriptions (the “Subscription Application”). During the continuous offering, the Fund will deliver to the Placement Agent, without charge, at its principal place of business, as many copies of the foregoing documents as the Placement Agent may reasonably request.

(d) The Fund shall extend to prospective investors an opportunity, prior to purchase of any Shares, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

(e) The Placement Agent may rely upon advice given by the Fund and the Fund’s counsel, from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Shares in jurisdictions where Shares are or may be offered. Subject to the foregoing and other provisions of this Agreement, the Placement Agent is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Placement Agent in connection with its services hereunder, including applicable rules of FINRA.

(f) The Fund agrees that no Shares shall be offered in any jurisdiction outside of the United States (a “Foreign Jurisdiction”) unless

(i) The Fund obtains prior written approval from Placement Agent.

(ii) The Fund notifies Placement Agent in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information: (A) name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered; (D) the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (E) whether the Fund will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (F) such other information, including legal analysis, as Placement Agent may reasonably deem relevant.

(iii) The Fund shall certify to Placement Agent that, based on the activity of registered representatives in the applicable foreign jurisdiction, the Fund has taken all necessary action to comply with the laws and regulations of such foreign jurisdiction (“Foreign Laws and Regulations”) to offer and sell its Shares in the applicable foreign jurisdiction including registration of such Shares, if required.  The Fund must also provide Placement Agent with written confirmation from outside counsel stating that, provided that Fund has complied with the applicable Foreign Laws and Regulations, such Foreign Laws and Regulations do not require registration or any other action by Placement Agent with respect to that foreign jurisdiction.

(iv) Placement Agent reserves the right to restrict or prohibit any offering in a Foreign Jurisdiction as Placement Agent reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

(v) The Fund and Investment Adviser represent that they have in place policies and procedures to comply with the laws, rules and regulations of any Foreign Jurisdiction governing private offerings of the Fund.

section 3. STATE BLUE SKY QUALIFICATION

The Fund will be responsible for ensuring that any notices or filings are made, that are necessary for the purposes of achieving an exemption from registration of the Shares under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, including the filing of documents with the SEC and relevant states. The Fund will furnish any required consent to service of process in connection therewith.

The Fund or the Investment Adviser shall advise Placement Agent from time to time concerning the states and other jurisdictions in which solicitations of Eligible Investors by or on behalf of the Fund may be made under the applicable Blue Sky Laws. Upon request by Placement Agent, the Fund or the Investment Adviser shall provide evidence of qualification of Shares in each applicable state or jurisdiction. The Fund shall ensure that any individual who solicits Eligible Investors in the Fund is appropriately licensed or registered in the appropriate jurisdictions before any solicitation is made in such jurisdiction.

section 4. INDEPENDENT AGENT

In performing its duties hereunder, Placement Agent shall be regarded as an independent agent. Except as specifically contemplated by Section 1(b) of this Agreement, Placement Agent shall not have any right or authority to create any obligations of any kind on behalf of either the Fund or the Investment Adviser and shall make no representation to any third party to the contrary. Placement Agent may provide services similar to those provided under this Agreement for any other person or entity on such terms as may be arranged with such person or entity, and Placement Agent shall not be required to disclose to the Fund or the Investment Adviser any fact or thing that may come to the knowledge of Placement Agent in the course of so doing.

section 5. CONFIDENTIALITY

(a) Placement Agent agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that, to the extent consistent with applicable law and regulation, Placement Agent may (i) provide information to Placement Agent’s counsel and to persons engaged by the Fund or the Investment Adviser to provide services with respect to the Fund; (ii) identify, if approved in writing by the Investment Adviser, the Investment Adviser as a client of Placement Agent for Placement Agent’s sales and marketing purposes; and (iii) release information as approved in writing by the Fund or its authorized agents, provided, however, that Placement Agent may release information without such approval if such information is requested pursuant to, or required by, law, regulation, legal process or regulatory authority, including for any routine regulatory exam or sweep; provided, further, that in such event, Placement Agent shall endeavor promptly to advise the Fund of such request or requirement, to the extent practicable in advance of any actual release of information (except with respect to routine regulatory examinations or sweeps, in which case no prior notice is required).

(b) Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5 the following information shall not be deemed confidential information: (i) information that was known to Placement Agent before receipt thereof from or on behalf of the Fund or the Investment Adviser; (ii) information that is disclosed to Placement Agent by a third person whom Placement Agent reasonably believes has a right to make such disclosure without any obligation of confidentiality to the Fund or the Investment Adviser; (iii) information that becomes generally available to the public without violation of this Agreement by Placement Agent; or (iv) information that is independently developed by Placement Agent, or those of its employees or affiliates to whom such information was not disclosed, and without reference to the Fund’s or the Investment Adviser’s information.

section 6. TERMINATION

(a) This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to the Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the 1940 Act.

(b) Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to the Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, the Fund may terminate it (with or without cause) through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a majority of the outstanding voting securities of a the Fund by at least sixty (60) days’ advance written notice to the Placement Agent, and the Placement Agent may terminate it (with or without cause) by at least one hundred twenty (120) days’ advance written notice to the Fund. Without limiting the generality of the foregoing, Placement Agent’s exclusion from or suspension by FINRA will automatically terminate this Agreement without notice. The provisions of Sections 5, 10, 11 and 12 shall survive any termination of this Agreement. This Agreement shall terminate automatically in the event of its assignment.

section 7. REPRESENTATIONS OF Placement agent

Placement Agent represents and warrants to the Fund and Investment Adviser that:

(a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine;

(b) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c) All requisite limited liability company actions have been taken to authorize it to enter into and perform this Agreement;

(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Placement Agent, enforceable against Placement Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(f) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(g) It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of FINRA.

section 8. DUTIES AND REPRESENTATIONS OF THE FUND

(a) The Fund shall furnish to Placement Agent copies of the Offering Memorandum and supplements or amendments thereto as requested, and shall otherwise cooperate with reasonable requests for documents or other information by Placement Agent in connection with its activities hereunder. The Fund shall make available to Placement Agent the number of copies of such materials as Placement Agent shall reasonably request. The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Placement Agent does not assume responsibility for the accuracy or completeness of the documents described herein.

(b) The Fund represents and warrants to Placement Agent that:

(i) It is organized and existing and in good standing under the laws of the jurisdiction of its organization;

(ii) It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii) All proceedings required by its organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv) Pursuant to its organizational documents, the Fund is authorized to issue an unlimited number of Shares in the Fund. The liability of each holder of Shares in the Fund for the losses, debts and obligations of the Fund, whether arising in contract, tort or otherwise, shall generally be limited to the holder’s capital contribution to the Fund.

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) The Shares have not been and will not be registered under the Act or the Blue Sky Laws of any state of the United States or any other jurisdiction. The Shares have been authorized for sale as contemplated by the Offering Memorandum. Once payment is received, the Shares issued will conform to the description contained in the Offering Memorandum, as amended or supplemented. The offer and sale of the Shares in the manner contemplated by this Agreement and the Offering Memorandum will be exempt from the registration requirements of the Act pursuant to Section 4(2) thereof and Regulation D thereunder. All statements of fact contained or to be contained in the Offering Memorandum are or will be true and correct in all material respects at the time indicated and the Offering Memorandum will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;

(vii) The Fund has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(viii) The Shares will not be offered in jurisdictions outside of the United States, except as permitted under Section 2(f) of this Agreement; and

(ix) The Shares will be offered and sold only to Eligible Investors.

(c) The Fund shall, at its expense, amend or supplement the Offering Memorandum if, at any time, an amendment or supplement is necessary to comply with applicable laws, or is necessary to correct any materially untrue statement in the Offering Memorandum or to eliminate any material omission therein or any omission therein which makes any of the statements therein materially misleading. The Fund shall notify Placement Agent promptly (i) upon discovery of any untrue statement of a material fact in the Offering Memorandum or an omission to state therein a material fact required or necessary to make the statements therein not misleading, and/or (ii) of the occurrence of any event or change in circumstances, of which the Fund is aware or should be aware, that results in the Offering Memorandum containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading.

The Fund shall not amend the Offering Memorandum without giving Placement Agent notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the Offering Memorandum as the Fund may deem advisable.

(d) The Fund shall advise Placement Agent promptly: (i) of any request by the SEC or any state securities examiner for amendments to the Offering Memorandum or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the Offering Memorandum or the initiation of any proceedings for that purpose; (iii) of the happening of any material event, of which the Fund is aware or should be aware, that makes untrue any statement made in the Fund’s then current Offering Memorandum or which requires the making of a change in such document(s) in order to make the statements therein not misleading; (iv) of all action of the SEC or any state securities examiner with respect to any amendments to the Fund; and (v) if legally permissible, any litigation or written threat of litigation of which the Fund is aware by any person relating to the offering of Shares.

(e) Subject to the duties assigned to Placement Agent under this Agreement, the Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the Offering Memorandum, the Subscription Application, and all Related Offering Materials) in compliance with applicable laws, including (i) those governing the private placement of Shares in accordance with Regulation D under the Act; (ii) the 1940 Act, and rules thereunder, (iii) any relevant provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder, and (iv) other applicable laws, rules and exemptions, such as (if applicable) Rule 4.5 under the Commodity Exchange Act, as amended. All restrictions relevant to the offering of Shares as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the Offering Memorandum provided to Placement Agent by the Fund.

(f) Except as otherwise expressly provided in this Agreement, Placement Agent shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the Offering Memorandum, the Subscription Application, any Related Offering Materials or any Fund policy. No such amendment that is materially adverse to or imposes materially different or additional duties upon the Placement Agent may be made unless Placement Agent expressly consents thereto in advance in writing. The Fund will submit to Placement Agent for approval prior to use, the Offering Memorandum, any amendment or supplement thereto, and any other Related Offering Materials or documents distributed to Fund investors or potential investors (whether or not as part of the Placement) in which Placement Agent is mentioned.

section 9. REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents and warrants to Placement Agent that:

(a) It is a limited liability company duly organized and existing and in good standing under the laws of the state of Delaware and is duly qualified to carry on its business in Colorado;

(b) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c) All requisite actions have been taken to authorize it to enter into and perform this Agreement;

(d) It has access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Investment Adviser, enforceable against Investment Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(f) It is registered under the Advisers Act with the SEC as an as investment adviser, it will abide by the rules and regulations of the SEC, and it will notify the Fund and Placement Agent if its registration with the SEC is terminated or suspended; and

(g) It has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

section 10. STANDARD OF CARE

(a) Placement Agent shall be under no duty to take any action under this Agreement except as specifically set forth herein or as may be specifically agreed to by Placement Agent in a written amendment to this Agreement.

(b) Neither Placement Agent nor any other Placement Agent Indemnitee (as defined in Section 10) shall be liable for any action taken or for any failure to take an action based on reasonable reliance upon:

(i) the written instructions of the Fund (including an officer of the Fund), or of counsel to the Fund; for purposes of this clause, procedures adopted by Placement Agent related to the implementation by Placement Agent of its obligations hereunder and the other activities contemplated to be taken by Placement Agent hereunder (acting individually or through its registered representatives) that have been reviewed and approved by the Fund or counsel to the Fund shall be deemed to be written instructions of the Fund or counsel to the Fund;

(ii) any written instruction or certified copy of any resolution of the Board of directors, trustees or managers of the Investment Adviser or the Fund, and Placement Agent may rely upon the genuineness of any such document or copy thereof reasonably believed by Placement Agent to have been validly executed; or

(iii) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by Placement Agent to be genuine and to have been signed or presented by the Investment Adviser or the Fund or other proper party or parties, and Placement Agent shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Placement Agent reasonably believes to be genuine.

(c) Notwithstanding anything in this Agreement to the contrary, Placement Agent shall be liable to the Fund and any of the Fund’s shareholders only for any damages arising out of Placement Agent’s failure to perform its duties under this Agreement to the extent such damages were caused by Placement Agent’s willful misfeasance, gross negligence or reckless disregard in the performance of such duties.

(d) Placement Agent shall not be liable for the delays or errors of other service providers to the Fund, including the failure by any such service provider to provide information to Placement Agent when they have a duty to do so (irrespective of whether that duty is owed specifically to Placement Agent or a third party).

section 11. INDEMNIFICATION

(a) Notwithstanding anything in this Agreement to the contrary, Placement Agent shall not be responsible for, and the Fund and the Investment Adviser will indemnify, defend and hold Placement Agent, its employees, agents, directors and officers and any person who controls Placement Agent within the meaning of section 15 of the Act or section 20 of the 1934 Act (the ”Placement Agent Indemnitees”) free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Placement Agent Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, arising out of or based upon (collectively, “Placement Agent Claims”):

(i) any material action (or omission to act) of Placement Agent or its agents taken in connection with this Agreement; provided that such action (or omission to act) is taken without willful misfeasance, gross negligence or reckless disregard by Placement Agent of its duties and obligations under this Agreement;

(ii) any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in any the Offering Memorandum or Related Offering Materials not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund or the Investment Adviser in connection with the preparation of such Fund’s Offering Memorandum or Related Offering Materials by or on behalf of Placement Agent;

(iii) any material breach of the agreements, representations, warranties and covenants by the Fund and the Investment Adviser in this Agreement; or

(iv) the reliance on or use by Placement Agent or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or the Investment Adviser.

(b) The Fund and the Investment Adviser may assume the defense of any suit brought to enforce any Placement Agent Claim and may retain counsel of good standing chosen by such Fund and the Investment Adviser and approved by the relevant Placement Agent Indemnitee(s), which approval shall not be withheld unreasonably. The Fund and the Investment Adviser shall advise the Placement Agent Indemnitee(s) that it will assume the defense of the suit and retains counsel within ten (10) days of receipt of the notice of the claim. If the Fund and the Investment Adviser assume the defense of any such suit and retain counsel, the Placement Agent Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If the Fund and the Investment Adviser do not assume the defense of any such suit, or if the Placement Agent Indemnitee(s) does not approve of counsel chosen by the Fund and the Investment Adviser or has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Fund and the Investment Adviser, the Fund and Investment Adviser will reimburse any Placement Agent Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Placement Agent Indemnitee shall not settle or confess any claim without the prior written consent of the Fund and the Investment Adviser, which consent shall not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Agreement to the contrary, the Fund shall not be responsible for, and Placement Agent will indemnify, defend, and hold the Fund, the Investment Adviser and each of their respective managers, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Fund Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon (collectively, “Fund Claims”):

(i) any material action (or omission to act) of Placement Agent or its agents taken in connection with this Agreement; provided that such action (or omission to act) is the result of willful misfeasance, gross negligence or reckless disregard by Placement Agent of its duties and obligations under this Agreement;

(ii) any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in the Offering Memorandum or Related Offering Materials not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of Placement Agent in connection with the preparation of the Offering Memorandum or Related Offering Materials; or

(iii) any material breach of the agreements, representations, warranties and covenants by Placement Agent in this Agreement.

(d) Placement Agent may assume the defense of any suit brought to enforce any Fund Claim and may retain counsel of good standing chosen by Placement Agent and approved by the relevant Fund Indemnitee(s), which approval shall not be withheld unreasonably. Placement Agent shall advise the Fund Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If Placement Agent assumes the defense of any such suit and retains counsel, the Fund Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If Placement Agent does not assume the defense of any such suit, or if the Fund Indemnitee(s) does not approve of counsel chosen by Placement Agent or has been advised that it may have available defenses or claims that are not available to or conflict with those available to Placement Agent, Placement Agent will reimburse any Fund Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Fund Indemnitee shall not settle or confess any claim without the prior written consent of Placement Agent, which consent shall not be unreasonably withheld or delayed.

(e) The Placement Agent acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Placement Agent enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

(f) To the extent that Placement Agent is requested or required by the Fund to enter into any Non-Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Placement Agent Indemnitees free and harmless from and against any and all Losses that any Placement Agent Indemnitee may incur arising out of or relating to (a) Placement Agent’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by Placement Agent in any Non-Standard Dealer Agreement to the extent that Placement Agent is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by Placement Agent under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Placement Agent provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Placement Agent Indemnitees against any liability to the Fund or its shareholders to which the Placement Agent Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Placement Agent’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Placement Agent’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

(g) Each party’s obligations to provide indemnification under this Section are conditioned upon that party receiving notice of any action brought against a Placement Agent Indemnitee or Fund Indemnitee, respectively, by the person against whom such action is brought as promptly as reasonably possible after the summons or other first legal process is served. Such notice shall refer to the person or persons against whom the action is brought. The failure to provide such notice shall not relieve the party entitled to such notice of any liability that it may have to any Placement Agent Indemnitee or Fund Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(h) The provisions of this Section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Placement Agent Indemnitee or Fund Indemnitee and shall survive the sale and repurchase of any Shares made pursuant to subscriptions obtained by Placement Agent and the termination of this Agreement. The indemnification provisions of this Section will inure exclusively to the benefit of each person that may be a Placement Agent Indemnitee or Fund Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

(i) Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

(j) Nothing contained herein shall require the Fund to take any action contrary to any provision of its Offering Memorandum or any applicable statute or regulation or shall require Placement Agent to take any action contrary to any provision of its governing documents or any applicable statute or regulation; provided, however, that neither the Fund nor Placement Agent may amend the Offering Memorandum or Related Offering Materials or their respective governing documents in any manner that would result in a violation of a representation or warranty made in this Agreement.

(k) No party hereto shall be liable for any consequential, special or indirect losses or damages suffered by another party hereto, whether or not the likelihood of such losses or damages was known by the party.

section 12. COMPENSATION AND EXPENSES

(a) In consideration of the Placement Agent’s services in connection with the distribution of Shares of the Fund and Class thereof, Placement Agent shall receive the compensation set forth in Exhibit A. In the event that the Fund is not authorized or is otherwise unable to pay the compensation set forth on Exhibit A, such compensation shall be paid to the Placement Agent by the Adviser.

(b) The Fund acknowledges that Placement Agent will enter into a separate services agreement with the Investment Adviser pursuant to which the Investment Adviser will compensate Placement Agent and reimburse certain expenses of Placement Agent in consideration of services provided by Placement Agent to the Investment Adviser with respect to the Fund.

(c) The Fund will pay, or will cause to be paid, all costs and expenses relating to (i) the preparation and photocopying or printing of its Offering Memorandum, and all amendments and supplements thereto, and Related Offering Materials; (ii) the exemption from registration or qualification of Shares for offer and sale under Regulation D and under all relevant Blue Sky Laws; (iii) the furnishing to Placement Agent of copies of the Fund’s Offering Memorandum and all amendments or supplements thereto and of Related Offering Materials and other documents reasonably requested by Placement Agent, in such quantities as may be reasonably requested by Placement Agent, including costs of shipping and mailing; (iv) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; and (v) all other expenses of the Fund which are not the express obligations of Placement Agent as set forth in this Agreement.

(d) As between Placement Agent and the Fund, Placement Agent shall pay all expenses relating to its broker-dealer qualification.

section 13. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

(c) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(d) The liability and obligation of the Fund under or in connection with this Agreement is several (and not joint), whether or not so stated elsewhere.

(e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Any notice required or permitted to be given hereunder by any party to the other parties shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Placement Agent, the Fund or the Investment Adviser, as the case may be. Notice shall be given to each party at the following addresses:

If to Placement Agent:

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Attn: Legal Department

Fax: (207) 553-7151

If to the Fund:

Forum CRE Income Fund

Attn: Amanda Teeple

240 Saint Paul Street, Suite 400

Denver, CO 80206

Telephone: (303) 501-8809

Facsimile: (303) 296-4212

Email: ateeple@forumcapadvisors.com

If to Investment Adviser:

Forum Capital Advisors, LLC

Attn: Amanda Teeple

240 Saint Paul Street, Suite 400

Denver, CO 80206

Telephone: (303) 501-8809

Facsimile: (303) 296-4212

Email: ateeple@forumcapadvisors.com

(i) Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability.

(j) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Placement Agent, the Investment Adviser and the Fund. If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not interested persons, as such term is defined in the 1940 Act. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(k) No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

FORUM CRE INCOME FUND

By:	/s/ Marc Swerdlow
Name: Marc Swerdlow
Title: President

FORUM CAPITAL ADVISORS, LLC

By:	/s/ Darren Fisk
Name: Darren Fisk
Title: Chief Executive Officer

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks
Mark Fairbanks, Vice President

Exhibit A

Compensation

SHAREHOLDER SERVICING FEE:

The Fund has applied for exemptive relief from the SEC permitting it to offer multiple Classes of Shares and to adopt a Shareholder Servicing Plan for Class W Shares. If the Fund is granted such relief, it or the Investment Adviser will pay the Placement Agent an ongoing monthly fee at an annualized rate of 0.25% of the aggregate net assets of the Fund attributable to Class W shares, and such fee shall be paid by the Placement Agent to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Placement Agent has received such fee.